Exhibit 10.3

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”), dated as of June 27, 2006, is entered into by and among Knight-Ridder, Inc., a Florida corporation (the “Company”), The McClatchy Company, a Delaware corporation (“McClatchy”), and JPMorgan Chase Bank, N.A., a national banking association, as Successor Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered to Manufacturers Hanover Trust Company, as trustee, (the “Original Trustee”) an Indenture, dated as of February 15, 1986 (as supplemented by the First Supplemental Indenture (as defined below), the “Indenture”), providing for the issuance from time to time of securities to be issued in one or more series as provided in the Indenture (the “Securities”);

WHEREAS, the Company has heretofore executed and delivered to the Original Trustee the First Supplemental Indenture, dated as of April 15, 1989, by and between the Company and the Original Trustee (the “First Supplemental Indenture”);

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 12, 2006, by and between McClatchy and the Company, the Company shall merge with and into McClatchy (the “Merger”) and the separate existence of the Company shall cease and McClatchy shall survive and continue to exist as the continuing company;

WHEREAS, Section 801 of the Indenture provides, in part, that the Company may merge into McClatchy provided that McClatchy expressly assumes, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed;

WHEREAS, Section 901 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the consent of any Holder to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and Securities;

WHEREAS, the Company has delivered to the Trustee, or caused to be delivered to the Trustee on its behalf, an Opinion of Counsel and an Officers’ Certificate, as required by Sections 102, 801(4), and 903 of the Indenture; and

WHEREAS, all things necessary to authorize the assumption by McClatchy of the Company’s obligations under the Indenture and to make this Second Supplemental Indenture when executed by the parties hereto a valid and binding amendment of and supplement to the Indenture have been done and performed.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby mutually covenant and agree as follows.

SECTION 1. Assumption of Obligations. McClatchy hereby expressly assumes, from and after the Effective Time (as defined in the Merger Agreement, the “Effective Time”), the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every covenant of the Indenture on the part of the Company to be performed or observed.

SECTION 2. Succession and Substitution. McClatchy, from and after the Effective Time, by virtue of the aforesaid assumption and the delivery of this Second Supplemental Indenture, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if McClatchy had been named as the Company therein, and thereafter the Company shall be relieved of all obligations and covenants under the Indenture and the Securities.

SECTION 3. Representations and Warranties. McClatchy represents and warrants that: (i) it is a corporation duly organized and validly existing under the laws of the State of Delaware; (ii) it has full corporate power and authority to execute and deliver this Second Supplemental Indenture and to perform its obligations under the Indenture and this Second Supplemental Indenture in accordance with their terms; (iii) the execution, delivery and performance of this Second Supplemental Indenture will not violate, conflict with or constitute a breach of, or a default under, its certificate of incorporation and bylaws; (iv) immediately after giving effect to the Merger and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of the Merger as having been incurred by the Company or such Subsidiary at the time of the Merger, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (v) as a result of the Merger, the properties or assets of the Company and McClatchy shall not become subject to a Mortgage which would not be permitted by the Indenture.

SECTION 4. Covenants. All covenants and agreements in this Second Supplemental Indenture and the Indenture shall bind McClatchy and its successors and assigns, whether so expressed or not.

SECTION 5. Requests and Notices. Pursuant to Section 105 of the Indenture, from and after the Effective Time, any notice or communication provided or permitted by the Indenture to be made upon, given or furnished to, or filed with the Company shall be addressed to McClatchy at 2100 Q Street, Sacramento, CA 95816, Attention: Karole Morgan-Prager, Esq. Vice President and General Counsel, Telecopy: 916-326-5596.

SECTION 6. Separability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 7. No Third Party Beneficiary. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture, and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture, as amended by this Second Supplemental Indenture.

SECTION 8. Continuance of Indenture; Effectiveness. This Second Supplemental Indenture supplements the Indenture and shall be a part of and subject to all the terms thereof. The Indenture as supplemented by this Second Supplemental Indenture, shall continue in full force and effect. The Second Supplemental Indenture shall become effective at the Effective Time. McClatchy shall give the Trustee notice of the Effective Time, promptly after the occurrence thereof.

SECTION 9. Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 10. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 11. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company or McClatchy and not of the Trustee.

SECTION 12. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, as of the day and year first written above.

KNIGHT-RIDDER, INC.

By:	/s/ Garry R. Effren
Name:	Gary R. Effren
Title:	Vice President/Finance

THE MCCLATCHY COMPANY

By:	/s/ Patrick J. Talamantes
Name:	Patrick J. Talamantes
Title:	Vice President and
Chief Financial Officer

JPMORGAN CHASE BANK, N.A.,
As Trustee

By:	/s/ J. Morand
Name:	J. Morand
Title:	Authorized Signatory